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                                                                    EXHIBIT 12.1


       PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES CONSOLIDATED

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Millions of Dollars)

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

                                               12 Months
                                                  Ended
                                                March 1997         1996         1995           1994           1993        1992
                                                ------------------------------------------------------------------------------
Fixed charges, as defined:
  Interest on long-term  debt....................  $ 206          $ 207        $ 213          $ 214          $ 226       $ 240
  Interest on short-term debt
    and other interest...........................     10             11           18             18             13          12
  Amortization of debt discount expense
    and premium - net............................      2              2            2              2              2           1
  Interest on capital lease
    obligations
      Charged to expense.........................     13             13           15             12              9          10
      Capitalized................................      3              2            2              1              1           2
  Estimated interest component of
    operating rentals............................      8              8            8              6              5           5
  Proportionate share of fixed charges
    of 50-percent-or-less-owned
    persons......................................      1              1            1              1              1           2
                                                   ---------------------------------------------------------------------------

        Total fixed charges......................  $ 243          $ 244        $ 259          $ 254          $ 257       $ 272
                                                   ===========================================================================

  Earnings, as defined:
    Net income...................................  $ 352          $ 357        $ 352          $ 243          $ 348       $ 346
    Less undistributed income of less
      than 50-percent-owned persons..............      -              -            -              -              -           -
                                                   ---------------------------------------------------------------------------
                                                     352            357          352            243            348         346
  Add (Deduct):
    Federal income taxes.........................    174            189         195             199            163         145
    State income taxes...........................     60             64          62              77             64          65
    Deferred income taxes........................     28             10          15             (45)            22          33
    Investment tax credit - net..................    (10)           (10)        (11)            (12)           (14)        (14)
    Income taxes on other income and
      deductions - net...........................     (1)            (2)         26             (38)            (1)          0
    Amortization of capitalized
      interest on capital leases.................      3              4           6               9             12          13
    Total fixed charges as above
      (excluding capitalized interest
      on capital lease obligations)..............    241             243        257              253            256        271
                                                   ---------------------------------------------------------------------------
         Total earnings..........................  $ 847           $ 855      $ 902            $ 686          $ 850      $ 859
                                                   ===========================================================================

  Ratio of earnings to fixed
    charges......................................  3.49             3.50       3.48             2.70           3.31       3.15
                                                   ============================================================================
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